                                                                     Exhibit 3.2

                        LEITESOL INDUSTRIA E COMERCIO S/A

   CNPJ/MF (BRAZILIAN FEDERAL REGISTER OF LEGAL PERSONS / MINISTRY OF FINANCE):
                            65.979.973/0001-60
               NIRE (REGISTRATION NUMBER WITH THE PROVINCIAL REGISTRY)
                                 35.300.131.321

ARTICLE I - NAME, CORPORATE AND REGISTERED OFFICE, PURPOSE AND DURATION: SECTION
1 - LEITESOL INDUSTRIA E COMERCIO S/A is organized as a corporation and shall be governed by these Bylaws and applicable laws and regulations. SECTION 2 - The company has its corporate office and registered office at Rodovia Alkindar
Monteiro Junqueira, Km 52,5, Sala "A" in the city of Braganca Paulista, Estado de Sao Paulo, and the following branches: i) Administrative Offices at Dom Pedro
Henrique de Orleans e Braganca, 470, V1. Jaguara, Sao Paulo, Estado de Sao
Paulo; ii) Braganca Paulista Plant, at Rodovia Alkindar Monteiro Junqueira,
s/n(degree), Km. 52,5, in the city of Braganca Paulista, Estado de Sao Paulo.
SOLE PARAGRAPH: The Company may establish or close offices, representations or branches, within or without Brazil, by resolution of the Board of Directors.
SECTION 3 - The Company is established for the following purposes: (a)
production, sale, import and export of milk and dairy products; (b) provision of services generally, representation and technical assistance to producers; and
(c) investment in other companies, as shareholder or unit holder. SECTION 4 -
The duration of the company is indefinite. ARTICLE II - CAPITAL STOCK AND
SHARES: SECTION 5 - The Company's fully subscribed capital is R$ 66,465,607.90, divided into 66,465,608 shares of common stock without par value. SOLE
PARAGRAPH: The Company may issue multiple-share certificates, and provisional share certificates, subject to the provisions of sections 25 and 27 of Brazilian
Act 6,404/76. SECTION 6 - The Company shall have 15 days from receipt of the relevant shareholder's request, to split-up or group multiple-share securities, and may charge to shareholders all expenses incurred therefor, to the extent these do not exceed the service costs for the Company. SOLE PARAGRAPH:
Multiple-share certificates and provisional share certificates shall be signed by two members of the Board of Directors, or by one member and an attorney-in-fact with express authority to do so. SECTION 7 - Each share of common stock shall carry the right to one vote at General Meetings of
Shareholders, except for applicable legal restrictions. ARTICLE III - GENERAL
MEETINGS OF SHAREHOLDERS: SECTION 8 - General Meetings of Shareholders shall be held at the corporate office, within four months after the Company's fiscal year end and, on an extraordinary basis, at any such times as it is deemed advisable in the interest of the Company. PARAGRAPH 1: The General Meeting of Shareholders
shall be convened (a) by the Chairman of the Board or by two directors; or (b)
by any shareholder, if the Board of Directors fails to do so, subject, in this event, to the legal provisions applicable thereto. PARAGRAPH 2: The General
Meeting of Shareholders shall be chaired by the Chairman of the Board, or, in the absence or inability of the latter, by the Chairman's substitute, as provided for in these Bylaws. The Chairman of the meeting shall appoint the
Secretary. SECTION 9 - The Annual General Meeting of Shareholders shall be held within four months after the Company's fiscal year end for the following purposes: (a) to examine, discuss and approve the Annual Balance Sheet, the

Financial Statements, the Board of Directors' Annual Report and the Report of
the Audit Committee, if such body shall have been created; (b) to appoint the members of the Board of Directors, the Advisory Council and the Audit Committee;
(c) to determine the compensation of managers; and (d) to examine, discuss and vote on such other matters related to the Company's interests as are incumbent on Annual General Meetings of Shareholders pursuant to applicable laws. SECTION
10 - At Special General Meetings, shareholders shall examine, discuss and vote on such matters related to the Company's interests as are not incumbent on
Annual General Meetings and which are provided for by law or these Bylaws, upon the request of shareholders. SECTION 11 - Resolutions of a General Meeting of
Shareholders shall be passed by simple majority of attendees entitled to vote, except where applicable laws require a special or qualified quorum. SOLE
PARAGRAPH: Holders of common shares may be represented at any general meeting of shareholders by an attorney-in fact who is also a shareholder, or manager of the
Company, or a person appointed under a power of attorney, in accordance with the forms of representation permitted by law. SECTION 12 - General Meetings of
Shareholders shall be convened in accordance with applicable laws, by publishing notice thereof in the press, with indication of the agenda and place of meeting.
SOLE PARAGRAPH: Any General Meeting of Shareholders at which all shareholders are in attendance may validly transact business, irrespective of whether or not it was duly convened. ARTICLE IV- BOARD OF DIRECTORS: SECTION 13 - The Board of
Directors shall be composed of three members: the Chairman, the Vice-chairman and the Administrative Director, shareholders or not, domiciled in and residents of, Brazil. Directors shall be appointed to hold office for a one-year term by resolution of a General Meeting of Shareholders, and may be reelected. PARAGRAPH
1: Directors shall take office by executing the relevant minutes in the Book of
Minutes of Meetings of the Board of Directors, pursuant to the provisions of
Section 157 of Brazilian Act 6,404/76. PARAGRAPH 2: Upon expiration of the term of office of the Board of Directors, its members shall continue to hold office until their successors take office. PARAGRAPH 3: The total compensation payable to the Board of Directors shall be determined by resolution of a General Meeting of Shareholders, and the Board of Directors shall distribute such compensation among its members, at its sole discretion. SECTION 14 - Directors shall have such powers and duties as are vested in them by law and these Bylaws. SECTION 15
- The following acts and documents may be performed and signed, respectively, by
i) any Director or (ii) two attorneys-in fact jointly, appointed under the Sole
Paragraph of this Section: the legal representation of the Company, both as to its rights and liabilities, whether in legal proceedings or otherwise, before third parties, before any instrumentality or federal, provincial or municipal authority, as well as any decentralized government agency, combined (public and private) capital companies, parastatal companies; all banking and trade documents (account opening, activity and closing; issuance, endorsement of checks and payment orders; payment receipts; credit instruments for discount
[borderos]; issuance, endorsement, aval, acceptance and receipt of notes, trade bills and other credit instruments; correspondence generally, including instructions regarding securities, requests for checkbooks and account balances;
export and import forms, cadasters, certificates of liability, and finally, all acts as are necessary for purposes of the Company's ordinary course of business.
SOLE PARAGRAPH: The Company's attorneys in fact shall always be appointed for specific purposes and for a

specified term, which shall not exceed one year, except for powers of attorney to act in legal or administrative proceedings on behalf of the Company. The appointment shall be made by the Chairman jointly with another Director. SECTION
16 - The Board of Directors shall hold meetings whenever necessary, upon the request of any of its members. PARAGRAPH 1: Two Directors shall constitute a quorum for the transaction of business at any Meeting of the Board of Directors.
Meetings shall be chaired by the Chairman of the Board. PARAGRAPH 2: Minutes shall be drafted of each meeting of the Board of Directors, and in the case of a resolution passed by a majority, the minutes shall list losing votes by name of voters. PARAGRAPH 3: Resolutions at Meetings of the Board of Directors shall be passed by a majority of votes. In the event of equality of votes, the Chairman shall have a casting vote. PARAGRAPH 4: In the event of inability or temporary absence, the Chairman shall be substituted by the Vice-Chairman, and the latter by the Administrative Director. If a vacancy occurs in the Board of Directors, a
General Meeting of Shareholders shall be convened to be held not later than 30 days thereafter, to appoint a substitute. SECTION 17 - The validity of any disposition for value and lease of fixed assets, the acquisition, transfer and lease of real estate property, and the provision of guarantees for third parties' debts shall require the joint signatures of two Directors, one of whom shall be the Chairman. SOLE PARAGRAPH: The Chairman is the only person authorized to receive summons on behalf of the Company. ARTICLE V - THE ADVISORY
COUNCIL: SECTION 18 - The Advisory Council shall give its opinion on the general policies to be adopted by the Company and shall consist of three members appointed by resolution of a General Meeting of Shareholders. One of its members shall be designated Chairman of the Council. Advisory Council members need not be shareholders or Brazilian residents, and shall be appointed to hold office for one year; provided, however that they may be substituted or removed from office at any time by resolution of a General Meeting of Shareholders. PARAGRAPH
1: The Advisory Council shall hold meetings whenever called by any of its members or the Company's Board of Directors. PARAGRAPH 2: Meetings shall be held ten days after notice thereof is given by mail, telegram or telex. Notice of meetings of the Advisory Council shall contain the agenda. PARAGRAPH 3: For a meeting of the Advisory Council to be validly held, a majority of its members must be present or deemed to be presented thereat. Any member may be represented and vote at a meeting through a special power-of-attorney, or by letter, telegram or telex, in which event, such member shall be deemed present for quorum purposes and his/her vote shall count. PARAGRAPH 4: Resolutions and decisions of the Advisory Council shall be adopted or approved by a majority of its members, entered in the Minutes of Meeting of the Advisory Council and
signed by all members present. A copy of these Minutes shall be delivered to all members within ten days after the date of the meeting. ARTICLE VI - THE AUDIT
COMMITTEE: SECTION 19 - The Audit Committee, which shall function on a non-permanent basis, shall consist of three regular members and three alternate members, shareholders or not, Brazilian residents, under the provisions of, and with the powers set forth in, applicable laws. PARAGRAPH 1: Upon creation of an
Audit Committee, its members shall receive such compensation as shall be determined by resolution of the General Meeting of Shareholders at which they are elected, subject to the overall limit. PARAGRAPH 2: All decisions of the
Audit Committee shall be adopted by a simple majority of its members, who shall have the powers vested in them by applicable laws. ARTICLE VII - FISCAL YEAR,

FINANCIAL STATEMENTS, PROFITS: SECTION 20 - The fiscal year shall begin on
January 1st and end on December 31st each year. SECTION 21 - At fiscal year end, the balance sheet and financial statements shall be prepared in accordance with applicable laws, and distribution of income shall be subject to the following rules: (a) accumulated losses and income tax provision shall be deducted from fiscal year's income prior to any share in profits; (b) on the basis of the remaining profits, and subject to applicable provisions of law, the total share of managers shall be calculated and divided among them by resolution of the
Board of Directors, in accordance with the provisions of section 152, paragraph
1 of Brazilian Act 6,404/76; and (c) liquid profits shall be allocated in the following order: (i) 5%, up to 20% of the capital stock, to the statutory reserve; (ii) distribution of dividends to shareholders, in all events in an amount at least equal to 25% of liquid profits, as adjusted in accordance with the provisions of section 202 of Brazilian Act 6,404/76; (iii) the remaining balance, if any, shall be allocated to "retained earnings", the use of which shall be determined by resolution of a General Meeting of Shareholders. SECTION
22 - In addition to declaring dividends based on the Company's profits as shown in the annual balance sheet, the Board of Directors may declare interim dividends on the basis of retained or reserved earnings for the latest semiannual balance sheet, and also determine the preparation of quarterly balance sheets and the resulting distribution of dividends, subject, in this event, to the provisions of section 204, paragraph 1 of Brazilian Act No.
6,404/76. ARTICLE VIII - LIQUIDATION: SECTION 23 - The Company shall be liquidated in the events provided for by applicable laws. The form of liquidation, and the appointment of the liquidator and the Audit Committee that shall function during the liquidation period shall be determined by resolution of a General Meeting of Shareholders. ARTICLE IX - MISCELLANEOUS: SECTION 24 -
The Company may at any time, by resolution of a General Meeting of Shareholders, change its form of organization to a limited liability company, subject to the provisions of applicable laws.